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                                                                   Exhibit 12.01





             NORTHERN STATES POWER COMPANY AND SUBSIDIARY COMPANIES
                           STATEMENT OF COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES




                                                  1998             1997             1996             1995             1994
                                                  ----             ----             ----             ----             ----
                                                                                    (Thousands of dollars)
Earnings
   Net income                                     $282,373         $237,320         $274,539         $275,795         $243,475
Add
   Taxes based on income (1)
        Federal income taxes                       112,003          105,733          153,515          142,492          112,611
        State income taxes                          26,005           23,008           40,635           34,988           35,746
        Deferred income taxes-net                   (1,017)          (5,902)         (30,561)         (11,076)          (6,100)
        Tax credits - net                          (34,554)         (26,365)         (17,395)         (14,409)         (13,049)
        Foreign income taxes                         2,358              236              616              233              219
   Fixed charges                                   185,794          169,377          141,961          133,328          115,083
Deduct
   Undistributed equity in earnings of
        unconsolidated affiliates (2)               22,754            5,364           25,976           41,870           23,588
                                                 ----------       ----------       ----------       ----------       ----------
             Earnings                             $550,208         $498,043         $537,334         $519,481         $464,397
                                                 ----------       ----------       ----------       ----------       ----------
                                                 ----------       ----------       ----------       ----------       ----------


Fixed charges:
   Interest charges, excluding AFC - debt,
         per statement of income                   170,044          154,940          141,961          133,328          115,083
    Distributions on redeemable preferred
           securities of subsidiary trust           15,750           14,437              -                -                -
                                                 ----------       ----------       ----------       ----------       ----------
             Total fixed charges                  $185,794         $169,377         $141,961         $133,328         $115,083
                                                 ----------       ----------       ----------       ----------       ----------
                                                 ----------       ----------       ----------       ----------       ----------


Ratio of earnings to fixed
   charges                                             3.0              2.9              3.8              3.9              4.0
                                                 ----------       ----------       ----------       ----------       ----------
                                                 ----------       ----------       ----------       ----------       ----------




(1) Includes income taxes included in Other Income (Expense).
(2) Includes losses of unconsolidated affiliates accounted for under the equity method.